SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   1       )

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[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

RCN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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105 Carnegie Center

Princeton, New Jersey 08540
609-734-3700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 16, 2002

       The Annual Meeting of Shareholders of RCN Corporation (“RCN” or the “Company”) will be held at The Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, on Thursday, May 16, 2002, at 11:00 a.m., local time. The meeting will be held for the following purposes:

1.	To elect five (5) Directors to Class II to serve for a term of three (3) years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002;

3.	To approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock that the Company has the authority to issue from 300,000,000 to 500,000,000; and

4.	To approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to effect a reverse stock split of the Company’s Common Stock.

      Only shareholders of record at the close of business on March 20, 2002 will be entitled to vote at the meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

      In order to insure that your shares are represented and are voted in accordance with your wishes, IT WILL BE APPRECIATED IF YOU WILL DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IN THE ALTERNATIVE, SHAREHOLDERS MAY VOTE VIA THE INTERNET OR TELEPHONE. If you attend the meeting, you may personally vote your shares regardless of whether you have signed a proxy.

      The proxy card provides instructions if you would like to consent to electronic distribution of proxy materials in the future.

John J. Jones,
Executive Vice President,
General Counsel
and Corporate Secretary

Dated: April      , 2002

RCN CORPORATION

105 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on Thursday, May 16, 2002

       This Proxy Statement is being mailed to shareholders on or about April      , 2002, in connection with the solicitation of proxies by the Board of Directors of RCN Corporation (“RCN” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 16, 2002, at 11:00 a.m., local time, at The Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, and at any adjournment or postponement thereof.

      At the Annual Meeting, shareholders of RCN eligible to vote will consider and vote upon the following proposals: (i) to elect five (5) Class II Directors to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP, as independent accountants of the Company for the fiscal year ending December 31, 2002; (iii) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to increase the number of shares of Common Stock, par value $1.00 per share (“Common Stock”), that the Company has the authority to issue from 300,000,000 to 500,000,000 shares; and (iv) to approve a proposal to amend the Amended and Restated Certificate of Incorporation of the Company (as amended) to effect a reverse stock split of the Company’s Common Stock.

      Any proxy may be revoked at any time prior to its exercise by notifying the Corporate Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

      No person is authorized to give any information or to make any representation not contained in this Proxy Statement in connection with the solicitation made hereby, and if given or made, such information or representation should not be relied upon as having been authorized by the Company.

The date of this Proxy Statement is April      , 2002.

THE ANNUAL MEETING

Place, Date and Time

      The Annual Meeting will be held at The Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey 08540, on Thursday, May 16, 2002, at 11:00 a.m., local time.

Purpose of the Annual Meeting

      Shareholders of the Company will consider and vote upon the following proposals: (i) to elect five (5) Class II Directors to serve for a term of three (3) years; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002; (iii) to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 300,000,000 to 500,000,000; and (iv) to amend the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock.

Record Date, Quorum, and Required Vote

      The close of business on March 20, 2002, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. On March 20, 2002, there were 101,657,823 outstanding shares of Common Stock, 1,874,645 shares of Series B 7% Senior Convertible Preferred Stock (“Preferred Stock”) and no other equity voting securities of the Company. The shares of Preferred Stock, currently held by one shareholder, are convertible into an aggregate of 30,236,209 shares of Common Stock, except to the extent that the number of shares to be issued upon conversion would entitle the holder to cast more than 15% of the aggregate votes that all shareholders are entitled to cast (or a greater percentage under certain circumstances), in which event the excess will be issued as shares of non-voting Class B Common Stock. The Preferred Stock is entitled to be voted on an as converted basis, and the holder of the Preferred Stock has agreed to vote its shares (i) with respect to the election of members of the Board of Directors of the Company, for nominees who have been recommended by the Board of Directors and (ii) with respect to all other matters (and subject to exceptions in the case of proposals to approve a change of control transaction or to approve a stock issuance), either pro rata with the voting of other shareholders or as recommended by the Board of Directors of the Company to shareholders generally, at the election of the holder.

      The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shareholders will be entitled to one vote per share of common stock on all matters to be submitted to a vote at the Annual Meeting. Shareholders do not have cumulative voting rights with respect to the election of Directors.

      In accordance with Delaware law, a shareholder entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. The approval of Proposal 2 (regarding the appointment of PricewaterhouseCoopers LLP) requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock present in person or by proxy and entitled to vote at the Annual Meeting. The approval of each of Proposal 3 (regarding amending the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock) and Proposal 4 (regarding amending the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock) requires the affirmative vote of a majority of the shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting. Abstentions, votes withheld and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of Directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a specified majority. Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Broker non-votes will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three (3) classes and is currently comprised of fifteen (15) members. One (1) class is elected each year for a three-year term. Class II Directors whose term will expire at the Annual Meeting include the following nominees, all of whom are presently Directors of the Company: Alfred S. Fasola, Edward S. Harris, Richard R. Jaros, Timothy J. Stoklosa and Michael B. Yanney. These five (5) nominees, if elected at the 2002 Annual Meeting, will serve for a term of three (3) years expiring at the Annual Meeting of Shareholders to be held in 2005.

      It is not anticipated that any of the above nominees will become unavailable for any reason, but, if any of the nominees should become unavailable before the Annual Meeting, the persons named on the enclosed Proxy reserve the right to substitute another person of their choice as nominee in place of such person or to vote for such lesser number of Directors as may be prescribed by the Board of Directors.

      THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE FIVE (5) NOMINEES AS CLASS II DIRECTORS TO SERVE FOR A TERM OF THREE (3) YEARS.

DIRECTOR INFORMATION

      Information concerning the nominees for re-election as Class II Directors and the other Directors of the Company is set forth below.

				Term
			Director	Expiring
Name of Director	Age	Nominees for Re-Election in Class II	Since	In

Alfred Fasola	52	Chairman and Chief Executive Officer of Sportevo, a Sports Development Company. Mr. Fasola also owns and operates several Lifestyle Centers in the Southeastern United States. Mr. Fasola has been Chairman of Hot Sports, Inc. since 1997; and was Chief Executive Officer of Herman’s Sporting Goods from 1992 to 1995.	1997	2002
Edward S. Harris	45	Mr. Harris is an Investment Analyst for Vulcan, Inc., the organization of Mr. Paul G. Allen, since 1998. From 1992 to 1998, Mr. Harris was a financial executive in the high tech industry, and served as Chief Financial Officer for three (3) early stage companies: Claircom Communications Group, L.P., an affiliate of McCaw Cellular Incorporated that provided specialized air-to-ground wireless communications services; Starwave Incorporated, a leading Internet company, which was founded by Mr. Paul Allen; and Mirror Software, Inc., a provider of medical imaging software. Mr. Harris was appointed a Director of the Company pursuant to a Stock Purchase Agreement between the Company and Vulcan. Mr. Harris is also a Director of Click2learn.com and First Virtual Communications Corporation.	2000	2002

				Term
			Director	Expiring
Name of Director	Age	Nominees for Re-Election in Class II	Since	In

Richard R. Jaros	50	Private Investor since 1998; President of Level 3 Communications, Inc. (“Level 3”), formerly known as Peter Kiewit Sons’, Inc. (“PKS”), an affiliate of the Company, from 1996 to August 1997 and Executive Vice President of PKS from 1993 to 1997; Chief Financial Officer of PKS from 1995 to 1997. Chairman of CalEnergy Company, Inc. (“CECI”), now known as MidAmerican Energy Holdings Company, from 1993 to 1994 and President of CECI from 1992 to 1993. Mr. Jaros served in various capacities at PKS between 1980 and 1993. Mr. Jaros is also a Director of Level 3, MidAmerican Energy Holdings Company, and Commonwealth Telephone Enterprises, Inc. (“CTE”).	1997	2002
Timothy J. Stoklosa	41	Executive Vice President and Chief Financial Officer of the Company since January 2000; Senior Vice President and Treasurer of the Company from September 1997 to January 2000; Executive Vice President and Chief Financial Officer, as well as a Director of Mercom, Inc. from 1997 to 1998; Treasurer of CTE from 1994 to 1997. He is also a Director of CTE.	2000	2002
Michael B. Yanney	68	Chairman and Director of America First Mortgage Investments, Inc. Mr. Yanney has served as Chairman and Chief Executive Officer of America First Companies L.L.C. since 1984. He is also a Director of Burlington Northern Santa Fe Corporation, Forest Oil Corporation, America First Apartment Investors, and Level 3. Mr. Yanney served as Director of WorldCom, Inc. (“WorldCom”) from December 1996 to July 1997 and as a Director of CTE from August 1996 to September 1997.	1997	2002

				Term
			Director	Expiring
Name of Director	Age	Other Directors of the Company in Class III	Since	In

David C. McCourt	45	Chairman, Chief Executive Officer and Director of the Company since its inception in September 1997; Chairman and Director of CTE since October 1993; Chief Executive Officer of CTE from October 1993 to November 1998; Chairman, Director and Chief Executive Officer of Cable Michigan, Inc. from September 1997 to November 1998. He was also Chairman and Chief Executive Officer, as well as a Director of Mercom, Inc. from October 1993 to November 1998. He was a Director of MFS Communications Company, Inc. (“MFS/ WorldCom”) from July 1990 to December 1996; and a Director of WorldCom from December 1996 to March 1998. Mr. McCourt is a Director of Level 3, Cable Satellite Public Affairs Network (“C-Span”), and Level 3 Telecom Holdings, Inc. (“LTH”), formerly Kiewit Telecom Holdings, Inc., an affiliate of the Company.	1997	2003
James Q. Crowe	52	Chief Executive Officer of Level 3 since August 1997 and was also President until July 2000; President and Chief Executive Officer of MFS/ WorldCom from June 1993 to June 1997 and Chairman of the Board of Directors of MFS/ WorldCom from 1992 to 1996. Mr. Crowe is a Director of CTE and he was Chairman of the Board of Directors of WorldCom from December 1996 to June 1997.	1997	2003
Eugene Roth	66	Senior Partner at Rosenn, Jenkins and Greenwald L.L.P. (Attorneys) since 1964. He is also a Director of the Northeastern Pennsylvania Regional Board of Directors of First Union National Bank, Geisinger Wyoming Valley Medical Center, and CTE.	1997	2003
William D. Savoy	37	Mr. Savoy is President of Vulcan, Inc. and President of Vulcan Ventures, Inc., the investment organization wholly owned by Paul G. Allen. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1998. Mr. Savoy was appointed a Director of the Company pursuant to a Stock Purchase Agreement between the Company and Vulcan. He serves on the Advisory Board of DreamWorks SKG and also serves as Director of Charter Communications, Inc., drugstore.com, InfoSpace, Inc., INVESTools, Inc., Peregrine Systems, Inc., and USA Networks, Inc.	2000	2003

				Term
			Director	Expiring
Name of Director	Age	Other Directors of the Company in Class III	Since	In

Walter Scott, Jr.	70	Chairman of Level 3 since 1979 and Director since April 1964; Chairman Emeritus and was Chairman and Chief Executive Officer of PKS for over nineteen years. He is also a Director of CTE, Berkshire Hathaway, Inc., Burlington Resources, Inc., Kiewit Materials Company, MidAmerican Energy Holdings Company, and Valmont Industries, Inc. Mr. Scott served as a Director of WorldCom from December 1996 to July 1997.	1997	2003

				Term
			Director	Expiring
Name of Director	Age	Other Directors of the Company in Class I	Since	In

Michael A. Adams	44	President, Wholesale and New Product Development Group of the Company since January 2001; President and Chief Operating Officer from October 1999 to January 2001; President of the Technology and Network Development Group from September 1997 to October 1999; Vice President of Technology with C-TEC Corporation from November 1993 to September 1997. He is also a Director of CTE.	1999	2004
Peter S. Brodsky	31	Partner of Hicks, Muse, Tate & Furst, Incorporated (“Hicks Muse”), and has been with the firm since 1995. Prior to joining Hicks Muse, Mr. Brodsky was employed in the investment banking department of CS First Boston Corporation. Mr. Brodsky was appointed to the Board of Directors pursuant to a Stock Purchase Agreement between the Company and HMTF Live Wire Investors, LLC to fill the vacancy created by Mr. Levitt, who resigned from the Board in September 2001. He is also a Director of Globix Corporation, Handango.com, Nextjet and The Realm, Inc.	2001	2004
Stuart E. Graham	56	Executive Vice President of Skanska AB, since 2000. Mr. Graham is Chief Executive Officer of Skanska USA, Inc. and all of its subsidiaries, including Sordoni Skanska, Slattery Skanska and Skanska E&C, since 1994. He is also a Director of CTE.	1997	2004

				Term
			Director	Expiring
Name of Director	Age	Other Directors of the Company in Class I	Since	In

Thomas J. May	54	Chairman and Chief Executive Officer of NSTAR, a Massachusetts business trust, and NSTAR Communications, Inc. (“NSTAR Communications”), formerly known as BecoCom, Inc., which is a party to a joint venture with RCN Telecom Services, Inc. (see “Transactions with Related Parties”), and its principal operating companies. Mr. May has held similar executive positions at its predecessor companies, BEC Energy and Boston Edison Company (“BECO”) since 1994. Mr. May is also a Director of Fleet Boston Financial Corporation, Liberty Mutual Insurance Company, New England Business Services, Inc. and NSTAR.	1997	2004
Thomas P. O’Neill, III	56	Chief Executive Officer of FH/ GPC, Associates since October 1999; Chairman and founder of McDermott/ O’Neill & Associates since 1991 and founder of Bay State Investors, Inc. in 1983.	1997	2004

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Attendance

      The Board of Directors of the Company held seven (7) meetings during 2001, the Audit Committee met eight (8) times and the Compensation Committee met two (2) times. The Company appointed a Nominating Committee in December of 2001. No meetings were held by the Nominating Committee during 2001. All directors attended at least 75% of the Board meetings and meetings held by Committees of which they were members, except Stuart Graham, Michael J. Levitt and William D. Savoy.

Directors’ Compensation

      Directors of RCN who are employees of the Company and its subsidiaries receive no Directors’ fees. Non-employee Directors of the Company receive on January 1 an annual Directors’ fee of $15,000 in Common Stock based upon the average fair market value of the Common Stock during the ten (10) trading days prior to such date, plus $1,000 in cash per board meeting attended. Also, members of the Audit Committee receive an additional Directors’ fee of $5,000, and the Chairman of the Audit Committee receives an additional fee of $10,000 in Common Stock based upon the average fair market value of the Common Stock during the ten (10) trading days prior to such date. The committee Chairmen and other committee members are paid $1,500 and $1,000 in cash, respectively, for each committee meeting attended. Pursuant to the Company’s 1997 Stock Plan for Non-Employee Directors, each non-employee Director receives an annual grant of non-qualified options for 4,000 shares of Common Stock on the date of the Annual Meeting with an exercise price equal to the fair market value of the Common Stock on the date the options are granted.

      On September 20, 2001, Mr. Scott was appointed Vice Chairman of the Company’s Board of Directors, and was engaged as a consultant to the Board and management in connection with various matters requested by the Board, including relating to raising capital and construction issues. As compensation for his consulting services, Mr. Scott was granted 500,000 Outperform Stock Options with an initial strike price of $1.95. These Outperform Stock Options vest monthly over sixty (60) months beginning October, 2001. Mr. Scott will be granted an additional 250,000 Outperform Stock Options with the same strike price and vesting schedule upon achievement of certain performance objectives.

Executive Committee

      The Executive Committee exercises, to the extent permitted by law and delegated by the Board of Directors, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees. The current Executive Committee consists of David C. McCourt, Chairman, Walter Scott, Jr., William D. Savoy, Michael A. Adams and James Q. Crowe.

Nominating Committee

      The Nominating Committee reviews the qualifications of directors and potential new directors and makes recommendations to the Board. The Nominating Committee evaluates for the Board the Committee structure and effectiveness and frequency and productiveness of Board and Committee meetings. The Nominating Committee also evaluates and makes recommendations to the Board regarding the adequacy of corporate governance policies.

      Shareholders who wish to communicate with this Committee concerning potential Director candidates may do so by corresponding with the Corporate Secretary of the Company. The communications should include the name and biographical data of the individual. The current Nominating Committee consists of Eugene Roth, Chairman, Alfred Fasola and Michael B. Yanney.

Compensation Committee

      The Compensation Committee makes recommendations to the Board of Directors on matters related to employee compensation and plans concerning the orderly succession of officers and key management personnel. The Compensation Committee also administers the Company’s 1997 Equity Incentive Plan and the Executive Stock Purchase Plan. The current Compensation Committee consists of the following three (3) directors who are not employees of the Company: Eugene Roth, Chairman, Alfred Fasola and Michael B. Yanney.

Audit Committee

      The principal functions of the Audit Committee are detailed in the Audit Committee Charter, and include (i) making recommendations to the full Board of Directors concerning the appointment of independent accountants; (ii) serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; (iii) reviewing the audit scope and performance of the independent accountants and internal auditors; (iv) reviewing the Company’s significant accounting principles, policies and reporting practices with the independent accountants, internal auditors and management; and (v) reviewing the results of and monitoring audits conducted by the internal and external auditors.

      The Audit Committee consists of the following four (4) directors who are not employees of the Company: Alfred Fasola, Chairman, Thomas P. O’Neill, III, Richard R. Jaros and Thomas J. May. The Company’s Board of Directors has determined that Mr. May’s membership on the Audit Committee is in the best interests of the Company and its shareholders, despite the relationship between the Company and NSTAR Communications, Inc. (see “Transactions With Related Parties”), for the following reasons:

      Mr. May is Chairman and Chief Executive Officer of NSTAR and its wholly owned subsidiary, NSTAR Communications, Inc. The Company pays NSTAR Communications for network construction in its Boston area market. NSTAR Communications is a party to a joint venture with RCN Telecom Services, Inc., a subsidiary of the Company. Mr. May has extensive background in accounting. He has been an actively involved member of the Audit Committee for four years and regularly provides needed insight and diligence. As Chief Executive Officer of NSTAR Communications, Mr. May brings financial sophistication and knowledge regarding financial controls. Mr. May also has a good understanding of the Company’s business through its relationship with the Company, thereby enhancing the Committee’s ability to provide financial oversight to the Company.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors (the “Audit Committee”) has reviewed and discussed with management the financial statements for fiscal year 2001 audited by PricewaterhouseCoopers LLP, the Company’s independent accountants, and various matters related to the financial statements, including those matters required to be discussed by Statements on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU 380). Such matters include the initial selection and changes in accounting policies, management judgments and accounting estimates, significant audit adjustments and disagreements with management. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with PricewaterhouseCoopers LLP those matters required to be disclosed by SAS 61, and has considered whether the provision of non-audit services by the independent accountants is compatible with maintaining auditor independence, together with the issue of PricewaterhouseCoopers LLP’s independence generally. Based upon such review and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2001 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of the Company’s independent accountants.

      The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP in fiscal 2001:

Audit Fees

      The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q were $493,020.

Financial Information Systems Design And Implementation Fees

      There were no fees billed for these professional services for the fiscal year ended December 31, 2001.

All Other Fees

      The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2001 were $215,187.

THE AUDIT COMMITTEE
Alfred Fasola, Chairman
Richard R. Jaros
Thomas J. May
Thomas P. O’Neill, III

PROPOSAL 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Company is asking the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2002.

      If the shareholders do not ratify this appointment, other independent accountants will be considered by the Board of Directors. Notwithstanding the shareholders’ ratification of the selection of the independent accountants, the Board reserves the right to select other independent accountants at its discretion.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions. Ratification of PricewaterhouseCoopers LLP as the Company’s independent accountants for the year ending December 31, 2002 requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 2 in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

PROPOSAL 3

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

      On February 21, 2002 the Board of Directors adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended), subject to approval by the shareholders, to increase the number of authorized shares of capital stock from 725,000,000 shares, of which 25,000,000 shares are Preferred Stock and 400,000,000 are Non-Voting Class B Common Stock, to 925,000,000, including the same 25,000,000 shares of Preferred Stock and 400,000,000 shares of Non-Voting Class B Common Stock, and to increase the shares of Common Stock from 300,000,000 to 500,000,000. The Board of Directors also directed that the proposed amendment (the “Amendment”) be submitted for action at the Annual Meeting of Shareholders to be held on May 16, 2002.

Increase in the Number of Shares of Common Stock

      The Company’s Amended and Restated Certificate of Incorporation (as amended) currently authorizes the issuance of a total of 725,000,000 shares, consisting of 300,000,000 shares of Common Stock, par value $1.00 per share, 400,000,000 shares of Non-Voting Class B Common Stock, par value $1.00 per share, and 25,000,000 shares of Preferred Stock, par value $1.00 per share. The Amendment will increase the total number of authorized shares to 925,000,000 and the number of shares of Common Stock authorized to 500,000,000. The Amendment will not change the currently authorized number of shares of Non-Voting Class B Common Stock, which will remain set at 400,000,000, or Preferred Stock, which will remain set at 25,000,000. The Amendment will modify the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation (as amended) to read as follows:

“FOURTH: (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 925,000,000, consisting of 500,000,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), 400,000,000 shares of Class B Non-voting Common Stock, par value $1.00 per share (the “Class B Common Stock” and, together with the Common Stock, the “Common Equity”) and 25,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

Purpose and Effect of the Proposed Amendment

      The Board of Directors believes that it is in the Company’s best interests to increase the number of shares of Common Stock that the Company is authorized to issue. The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to repurchase issued and outstanding debt obligations, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to effect stock splits, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements of Delaware corporation law and the NASD.

      The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. Adoption of the Amendment and the issuance of Common Stock would not affect the rights of holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current holders of Common Stock do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power and share holdings of current shareholders. If the Amendment is adopted, it will become effective upon the filing of the proposed amendment with the Delaware Secretary of State.

      The Board is required to make any determination to issue Common Stock based upon its judgement as to the best interests of the Company. The Amendment could render more difficult any attempted takeover of the Company that is opposed by the Board of Directors. The Board of Directors may issue, without further action or approval of the shareholders, (subject to limits imposed by applicable laws and the rules of the NASD) additional shares of Common Stock to the public, thereby increasing the number of shares that would have to be acquired to effect a change of control of the Company.

      The effective date of the increase in authorized shares will be the date on which the amendment is filed with the Secretary of State of the State of Delaware, which shall be on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of shareholders but in no event later than such time. If, at any time prior to the effective date of the increase in authorized shares, the Board of Directors, in its sole discretion, determines that the increase in authorized shares is no longer in the Company’s best interests and the interests of its shareholders, the increase in authorized shares may be abandoned at any time before, during or after the Annual Meeting and prior to its effectiveness, without further action by the shareholders. If the increase in authorized shares is approved by the shareholders and is subsequently not implemented by the Board of Directors on or prior to the Company’s next annual meeting, the proposal to amend the Company’s Amendment and Restated Certificate of Incorporation to increase the number of authorized shares will be deemed abandoned, without further effect. In such case, the Board of Directors will again seek shareholder approval at a future date for an increase in authorized shares if it deems an increase in authorized shares to be advisable at that time.

      The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized amount of Common Stock requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 3 in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AS DESCRIBED IN THIS PROPOSAL 3.

PROPOSAL 4

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE
COMPANY’S COMMON STOCK

Reverse Stock Split

      On [                    ], 2002 the Board of Directors adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation (as amended), subject to approval by the shareholders, to effect a reverse stock split of the shares of its Common Stock. The Board of Directors also directed that the proposed amendment be submitted for action at the Annual Meeting of Shareholders to be held on May 16, 2002 and unanimously recommended that the shareholders approve the amendment. If shareholders approve the amendment, the effective date of the reverse stock split shall be on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of shareholders but in no event later than such time. Alternatively, the Board of Directors may, in its sole discretion, determine that the reverse stock split is not in the best interests of the Company and its shareholders and not effect the reverse stock split.

      Under the amendment to effect the reverse stock split, the number of issued and outstanding shares of Common Stock that will be automatically combined into and become one share of Common Stock pursuant to the reverse stock split (the “Reverse Split Ratio”) will be determined by a formula designed to result in a per share market price of the Common Stock equal to approximately $5.00 immediately following the reverse stock split. Specifically, the Reverse Split Ratio will be determined by dividing $5.00 by the average closing prices of the Common Stock on the Nasdaq National Market, as reported by the Wall Street Journal, for the five (5) trading days immediately preceding the day prior to the effective date of the reverse stock split, and rounding the resulting number to the nearest one-hundredth. To avoid the existence of fractional shares of Common Stock, fractional shares of Common Stock resulting from the reverse stock split will be rounded up to the nearest whole number. The par value of the Common Stock will remain at $1.00 per share.

      For example, if the average closing price of the Common Stock for the five (5) trading days immediately preceding the day prior to the reverse stock split were $1.50, then the Reverse Split Ratio would be 3.33, and each 3.33 shares of Common Stock issued and outstanding on the effective date would be automatically combined into and become one share of Common Stock.

      The amendment will modify the Amended and Restated Certificate of Incorporation (as amended) by adding the following paragraph to the end of clause (a) of Article FOURTH therein:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation that amended the Amended and Restated Certificate of Incorporation by adding this paragraph hereto, each number of issued and outstanding shares of Common Stock and Class B Common Stock equal to the Reverse Split Ratio immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of the Common Stock and Class B Common Stock, respectively, without any action by the holder thereof, subject to the treatment of fractional interests as described below. Stockholders who, immediately prior to the Effective Time, own a number of shares of Common Stock or Class B Common Stock, as the case may be, which is not evenly divisible by the Reverse Split Ratio shall, with respect to any fractional interest in excess of 1/10, be entitled to receive one share of Common Stock or Class B Stock from the Company in lieu of such fractional share of Common Stock or Class B Common Stock, as the case may be. Each certificate that prior to such combination represented shares of Common Stock or Class B Common Stock, as the case may be (“Old Certificates”), shall thereafter represent that number of shares of Common Stock or Class B Common Stock, as the case may be, into which the shares of Common Stock or Class B Common Stock, as the case may be, represented by the Old Certificate shall have been combined; provided that each person holding of record an Old Certificate shall receive, upon surrender of such Old Certificate, a new certificate or certificates evidencing and representing the number of shares of Common Stock or Class B Common Stock, as the case may be, to which such person is entitled under the foregoing combination. For purposes of this Certificate of Amendment, Reverse Split Ratio shall mean that number of shares of Common Stock or Class B Stock, as the case may be, determined by dividing $5.00 by the average closing prices of the Common Stock on the Nasdaq National Market, as reported by the Wall Street Journal, for the five (5) trading days immediately preceding the day prior to the date of the Effective Time, and rounding the result thereof to the nearest one-hundredth. At the Effective Time, the Reverse Split Ratio equals .”

      The effective date of the reverse stock split will be the date on which the amendment is filed with the Secretary of State of the State of Delaware, which shall be on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of shareholders but in no event later than such time. If, at any time prior to the effective date of the reverse stock split, the Board of Directors, in its sole discretion, determines that the reverse stock split is no longer in the Company’s best interests and the interests of its shareholders, the reverse stock split may be abandoned at any time before, during or after the Annual Meeting and prior to its effectiveness, without further action by the shareholders. If the reverse stock split is approved by the shareholders and is subsequently not implemented by the Board of Directors on or prior to the Company’s next annual meeting, the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split will be deemed abandoned, without any further effect. In such case, the Board of Directors will again seek shareholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

      The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 4 in person or by proxy at the Annual Meeting.

Reasons For the Reverse Stock Split

      The primary purpose for effecting the reverse stock split is to increase the per share trading price of the Common Stock so as to:

•	minimize the possibility that the Common Stock will be delisted from the Nasdaq National Market;

•	avoid the adverse consequences that could result from delisting, including a loss of investor interest; and

•	encourage greater interest in the Common Stock by the financial community and the investing public.

      On             , 2002, the closing price per share of the Common Stock on the Nasdaq National Market was $[          ].

      Nasdaq rules require that, as a condition of the continued listing of a company’s shares on the Nasdaq National Market, a company must satisfy certain listing requirements, including a requirement that under certain circumstances a company maintain an average closing bid price for a listed security of at least $3.00.

      By letter dated February 20, 2001, Nasdaq notified the Company that the price of the Common Stock had closed below the $3.00 minimum bid requirement and that the Company would be provided 90 calendar days (until May 21, 2002) to regain compliance. If at any time prior to May 21, 2002, the closing bid price of the Common Stock is not at least $3.00 for a minimum of 10 consecutive trading days, Nasdaq will notify the Company that the Common Stock will be delisted from the Nasdaq National Market for failure to satisfy the minimum closing bid price requirement.

      If the reverse stock split is not approved by the shareholders, then it is likely, absent a significant upward movement in the trading price of the Common Stock, that the Company will not satisfy the requirements for continued listing on the Nasdaq National Market or initial listing on either the New York Stock Exchange or the American Stock Exchange. If Nasdaq determines to delist the Common Stock, the Company may appeal the determination pursuant to Nasdaq’s procedures, but there can be no assurances that the Company would be successful in appealing any such determination. If the Common Stock is delisted from the Nasdaq National Market, the Company would seek to maintain the listing of the Common Stock on the Nasdaq SmallCap Market. However, there can be no assurances that the Company would satisfy the listing requirements of the Nasdaq SmallCap Market. If a Nasdaq listing cannot be maintained, shareholders may experience a greater difficulty in trading shares of the Common Stock. This lack of liquidity may also make it more difficult for the Company to raise capital.

      The Board of Directors also believes that the reverse stock split will encourage greater interest in the Common Stock by the investment community. The Board of Directors believes that the current market price of the Common Stock has impaired its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stocks trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks.

      The Board of Directors believes that the reduction in the number of outstanding shares of the Common Stock caused by the reverse stock split should, absent other factors, increase the per share market price of the

Common Stock, although not necessarily on a proportional basis, so as to satisfy the Nasdaq National Market criteria. Although the reverse stock split is designed to result in a per share market price of the Common Stock equal to approximately $5.00 immediately following the reverse stock split, some investors may view the reverse stock split negatively since it reduces the number of shares available in the public market and could have an adverse effect on the liquidity of the Common Stock, which could result in an actual per share market price of less than $5.00 immediately following the reverse stock split. In addition, other reasons such as the Company’s financial results, market conditions, the market perception of the Company’s business and other factors may adversely affect the market price of the Common Stock. As a result, there can be no assurances that the reverse stock split, if completed, will result in the benefits described above, or that the per share market price of the Common Stock will not decline in the future, which could result in future non-compliance with the Nasdaq National Market criteria.

      In addition to satisfying the minimum average closing bid price requirement, the Company would also need to continue to satisfy all other applicable Nasdaq listing criteria. Therefore, the Company cannot assure you that it will be successful in meeting these and other listing criteria of Nasdaq or that, in the event that the Common Stock is delisted from the Nasdaq National Market, the Company will be successful in maintaining the listing of the Common Stock on the Nasdaq SmallCap Market or obtaining an initial listing on any other stock exchange.

Effects of the Reverse Stock Split

     General

      If the amendment to the Amended and Restated Certificate of Incorporation is approved by the shareholders and the Board of Directors determines to effect the reverse stock split, the principal effect will be to decrease the number of outstanding shares of Common Stock. As a result of the reverse stock split, each issued and outstanding number of shares of Common Stock equal to the Reverse Split Ratio on the effective date would be automatically combined into and become one share of Common Stock. The Common Stock is currently registered under the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the Nasdaq National Market. Following the reverse stock split, the Common Stock will continue to be listed on the Nasdaq National Market under the symbol “RCNC”, subject to the Company’s continued satisfaction of the Nasdaq listing requirements.

      By decreasing the number of outstanding shares of Common Stock, the reverse stock split will result in an increase in number of the Company’s authorized and unissued Common Stock. The Board of Directors believes that the availability of additional authorized but unissued shares after the reverse stock split will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to repurchase issued and outstanding debt obligations, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to effect stock splits, where the Board of Directors determines it advisable to do so, without the necessity of soliciting further shareholder approval, subject to applicable shareholder vote requirements of Delaware corporation law and the NASD.

      Proportionate voting rights and other rights of the holders of the Common Stock will not be affected by the reverse stock split, other than as a result of the rounding up of fractional shares as described below. The number of shareholders of record will not be affected by the reverse stock split.

      Although the reverse stock split would not, by itself, affect the Company’s assets or prospects, the reverse stock split could result in a decrease in the Company’s aggregate market capitalization due to a decrease in the market price of the Common Stock following the effective date. Also, if approved and implemented, the reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of the Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of

100 shares. The Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

     Effect On Stock Option Plans, Warrants and Preferred Stock

      As of [                    ], 2002, the Company had outstanding employee stock options to purchase a total of [                    ] shares of the Common Stock. If the reverse stock split is approved and effected, the compensation committee of the Board of Directors has determined that the terms of the options would be equitably adjusted by dividing the number of shares of Common Stock issuable upon exercise thereof by the Reverse Split Ratio. In addition, the exercise price per share would be proportionately increased by multiplying the exercise price prior to the reverse stock split by the Reverse Split Ratio. The aggregate exercise price would remain the same. In addition, the number of shares of the Common Stock which remain available for issuance under the Company’s option plans will be reduced by the same ratio as the reverse stock split.

      As of [                    ], 2002, the Company had outstanding warrants exercisable for an aggregate of [                    ] shares of Common Stock. The warrants include provisions for adjustments of the number of shares issuable following a reverse stock split, as well as the exercise price thereof. If the reverse stock split is effected, the terms of the outstanding warrants would be equitably adjusted by dividing the number of shares issuable upon exercise thereof by the Reverse Split Ratio. In addition, the exercise price per share would be proportionately increased by multiplying the exercise price prior to the reverse stock split by the Reverse Split Ratio. The aggregate exercise price would remain the same.

      As of [March 20], 2002, the Company had outstanding [302,216] shares of Series A Preferred Stock currently convertible at conversion prices of $[39] per share into an aggregate of [7,749,128] shares of Common Stock and [1,874,645] shares of Series B Preferred Stock currently convertible at conversion prices of $[62] per share into an aggregate of [30,236,209] shares of Common Stock. The terms of the Series A and Series B preferred stock include provisions for decreasing the applicable conversion ratio in the event of a reverse stock split to proportionately reduce the number of shares issuable upon conversion following a reverse stock split. If the reverse stock split is effected, the respective conversion ratios of the Series A and Series B preferred stock will be adjusted such that, following the reverse stock split, the Series A and Series B preferred stock will be convertible into the number of shares of common stock that the holders thereof would have received pursuant to the reverse stock split had they converted their preferred stock into Common Stock prior to the reverse stock split.

     Reduction In Stated Capital

      Pursuant to the reverse stock split, the par value of the Common Stock will remain $1.00 per share. As a result of the reverse stock split, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced by dividing its present amount by the Reverse Split Ratio, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The Company’s stockholder’s equity, in the aggregate, will remain unchanged.

     Fractional Shares

      The Company does not currently intend to issue fractional shares in connection with the reverse stock split. To avoid the existence of fractional shares of Common Stock, fractional shares of Common Stock resulting from the reverse stock split will be rounded up to the nearest whole number.

     Exchange of Stock Certificates

      If the reverse stock split proposal is approved and the reverse stock split is effected, shareholders will be required to exchange their stock certificates for new certificates representing the number of shares of the Common Stock resulting from the reverse stock split. Shareholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company’s transfer agent. Shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of the Common Stock prior to the reverse stock split (“Old Stock Certificates”) in exchange for new certificates representing the number of shares of the Common Stock resulting from the reverse stock split (“New Stock Certificates”).

      YOU SHOULD NOT SEND YOUR OLD STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE COMPANY’S TRANSFER AGENT.

      As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued a New Stock Certificate registered in the name of such person. Each New Stock Certificate will continue to bear any legends, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the reverse stock split.

      Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective date of the reverse stock split to represent the number of full shares of the Common Stock resulting from the reverse stock split. Until they have surrendered their Old Stock Certificates for exchange, shareholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record.

      Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to a New Stock Certificate after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

      No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Stock Certificates are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the Company’s satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

No Appraisal Rights

      Shareholders have no rights under Delaware law or the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws to exercise dissenters’ rights of appraisal with respect to the reverse stock split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

      The following discussion is a summary of certain federal income tax consequences of the reverse stock split to the Company and to holders of the Common Stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who are subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold the Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

      The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. The following summary does not address the tax consequences of the reverse stock split under foreign, state, or local tax laws. Accordingly, each holder of Common Stock should consult its tax advisor with respect to the particular tax consequences of the reverse stock split to such holder.

      The federal income tax consequences for a holder of Common Stock pursuant to the reverse stock split generally should be as follows:

1. the holder generally should not recognize any gain or loss for federal income tax purposes;

2. the holder’s aggregate tax basis of the Common Stock received pursuant to the reverse stock split, generally should be equal to the aggregate tax basis of such holder’s Common Stock surrendered in exchange therefor;

3. the holder’s holding period for the Common Stock received pursuant to the reverse stock split generally should include such holder’s holding period for the Common Stock surrendered in exchange therefor; and

4. the Company will not recognize gain or loss as a result of the reverse stock split.

      The Company has generated, and may continue to generate, certain net operating losses (commonly referred to as “NOLs” for federal income tax purposes) that generally may be carried forward to offset taxable income realized in future years. However, if an ownership change (as defined in Section 382 of the Internal Revenue Code of 1986, as amended) occurs with respect to the Company’s equity interests, the ability to utilize NOLs generated before the date of the ownership change (and certain built-in losses (if any) that exist as of the date of the ownership change) generally would be limited to specific annual amounts.

      Generally an ownership change occurs if certain persons or groups increase their aggregate ownership of a corporation’s equity interests by more than 50 percentage points in any three year period. The Company believes that it did undergo an ownership change in the year 2000, and may undergo additional ownership changes in the future.

Vote Required; Recommendation of the Board of Directors

      The approval of the Proposal to amend the Amended and Restated Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the total votes entitled to vote on this Proposal 4 in person or by proxy at the Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK AS DESCRIBED IN THIS PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Set forth in the table below is information as of March 20, 2002 with respect to the number of shares of Common Stock beneficially owned by: (i) each person or entity known by the Company to own more than 5% of the Common Stock; (ii) each Director of the Company; (iii) each of the named executive officers below; and (iv) all Directors and executive officers as a group. To the Company’s knowledge, unless otherwise indicated, each person or entity has voting and investment power with respect to the shares set forth opposite the person’s or entity’s name.

	Common Stock

	Number of
	Shares
	Beneficially	Percent of
Name of Beneficial Owner	Owned	Shares(%)

Michael A. Adams(1)(2)	[ ]	*
Peter S. Brodsky	5,155	*
James Q. Crowe(3)(12)	25,917	*
Robert J. Currey(1)(4)	[ ]	*
Alfred Fasola(3)	28,787	*
Stuart E. Graham(3)	51,759	*
Edward S. Harris(5)	16,314	*
Richard R. Jaros(3)(12)	141,565	*
Thomas J. May(3)(11)	30,969	*
David C. McCourt(1)(6)(7)(12)	[ ]	[ ]
Thomas P. O’Neill, III(3)	36,969	*
Eugene Roth(14)	26,424	*
William D. Savoy(5)(10)	18,864	*
Walter Scott, Jr.(3)(12)(17)	12,575,862	11.91
Timothy J. Stoklosa(1)(13)	[ ]	*
Jeffrey White(16)	[ ]	*
Michael B. Yanney(3)(12)	34,373	*
All Directors and Executive Officers as a Group (20 persons)	[ ]	[ ]
Level 3 Delaware Holdings, Inc.(7)	26,640,970	26.21
HM4 RCN Partners(8)	7,751,795	7.09
Vulcan Ventures Incorporated(9)	33,643,309	25.51
Tweedy, Browne Company LLC(15)	5,815,665	5.72

(*)	Less than 1% of outstanding shares.

(1)	Includes Share Units (further defined below) relating to the Common Stock acquired by each such named participant in lieu of current compensation pursuant to the Executive Stock Purchase Plan (“ESPP”) and the vested Share Units credited to the matching account of each such named participant, as of March 15, 2002, including matching Share Units scheduled to vest within 60 days thereafter: Mr. McCourt, shares; Mr. Currey, shares; Mr. Adams, shares; and Mr. Stoklosa, shares. Mr. White does not participate in the ESPP. Under the ESPP, participants who defer current compensation are credited with “Share Units” with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of Common Stock. The Company also credits each participant’s matching account under the ESPP with 100% of the number of Share Units credited based on the participant’s elective contributions. Share Units credited to participants’ elective contribution accounts are fully and immediately vested. Share Units credited to participants’ matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant’s matching account become fully vested on a change in control of the Company or on the participant’s death or disability while actively employed. If dividends are paid on Common Stock, a dividend equivalent is deemed paid with respect to Share Units and credited to participants’ accounts in the form of additional Share Units. The Company has established a grantor trust to hold Common Stock corresponding to the number of Share Units credited to participants’ accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote a number of shares held by the grantor trust corresponding to the number of Share Units credited to the participants’ matching account.

(2)	Includes options to purchase 48,749 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 35,625 outperform stock options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 285,000 shares.

(3)	Includes options to purchase 16,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(4)	Includes options to purchase 143,888 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 20,000 outperform stock options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 160,000 shares.

(5)	Includes options to purchase 8,000 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement.

(6)	Includes options to purchase 710,416 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 150,000 outperform stock options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 1,200,000 shares.

(7)	Level 3 indirectly owns 100% of the capital stock of Level 3 Telecom Holdings, Inc. (“LTH”). David C. McCourt previously owned 10% of the common stock of LTH. In February 2002, Mr. McCourt sold these shares of LTH common stock to a subsidiary of Level 3. Level 3 Delaware Holdings, Inc. (“LDH”) is a wholly owned subsidiary of LTH. The address of Level 3, LTH and LDH is 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

(8)	Consists of 7,749,128 shares of Common Stock deemed beneficially owned by HM4 RCN Partners by virtue of its ownership of record of 302,216 shares of Series A 7% Senior Convertible Preferred Stock convertible into 7,749,128 shares of Common Stock. HM4 RCN Partners receives quarterly dividends of Series A 7% Senior Convertible Preferred Stock. Does not include the March 31, 2002 quarterly dividend of 5,289 shares. HM4 RCN Partners is a general partnership of which the limited partners are HM4 RCN Qualified Fund, L.P., HM4 RCN Private Fund, L.P. and HM4 RCN Coinvestors, L.P., each a limited partnership of which the sole general partner is Hicks, Muse GP Partners IV, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund IV LLC, a limited liability company of which Thomas O. Hicks is the sole member. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Peter S. Brodsky, a partner at Hicks, Muse, Tate & Furst Incorporated, has been designated by HM4 RCN Partners to serve as a Director of the Company. Mr. Brodsky replaced Michael J. Levitt, who resigned as a director from the Company in September 2001.

(9)	Consists of 3,407,100 shares of Common Stock owned of record by Vulcan and 30,236,209 shares of Common Stock deemed beneficially owned by Vulcan by virtue of its ownership of record of 1,874,645 shares (or 100%) of the Preferred Stock which are convertible into an aggregate of 30,236,209 shares of Common Stock. Vulcan receives quarterly dividends of Preferred Stock. Does not include the March 31, 2002 quarterly dividend of 32,806 shares. Paul G. Allen is the sole shareholder of Vulcan and may be deemed to be the beneficial owner of shares beneficially owned by Vulcan. The address of Vulcan and Paul G. Allen is 505 Union Station, 505 Fifth Avenue, South, Suite 900, Seattle, Washington 98104. Vulcan has designated William D. Savoy and Edward S. Harris to serve as Directors of the Company.

(10)	Does not include 141,032 stock options to purchase shares of Series B 7% Senior Convertible Preferred Stock of the Company pursuant to a Stock Option Agreement entered into as of February 18, 2001 by and between Vulcan and Mr. Savoy, effective as of November 8, 1999.

(11)	Does not include 4,097,193 shares of Common Stock owned by NSTAR Communications, Inc. which were acquired pursuant to an Exchange Agreement by and between BecoCom, Inc., now by name change NSTAR Communications, and C-TEC Corporation, the former corporate parent of RCN dated June 17, 1997, pursuant to which NSTAR Communications has the right, from time to time in accordance with the terms thereof, to sell to the Company all or a portion of NSTAR Communications’ membership interest in a joint venture with RCN Telecom Services, Inc. in exchange for shares of the Common Stock of the Company. Mr. May is the Chairman and Chief Executive Officer of NSTAR Communications, Inc.

(12)	Does not include shares beneficially owned by LDH. Level 3 indirectly owns 100% of the capital stock of LTH. David C. McCourt previously owned 10% of the common stock of LTH. In February 2002, Mr. McCourt sold these shares of LTH common stock to a subsidiary of Level 3. LDH is a wholly-owned subsidiary of LTH.

(13)	Includes options to purchase 24,285 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 25,000 outperform stock options exercisable within 60 days after the date of this Proxy Statement, which are exercisable up to a maximum of 200,000 shares.

(14)	Share ownership also includes Mr. Roth’s proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, LLP. Mr. Roth is a senior partner of the firm.

(15)	Tweedy, Browne Company, LLC beneficially owns 5,815,665 shares of common stock of which they have the sole power to vote or direct the vote of 5,602,820 shares. The address of Tweedy, Browne is 350 Park Avenue, New York, New York 10022.

(16)	Includes options to purchase 32,812 shares of Common Stock exercisable within 60 days after the date of this Proxy Statement. Includes 6,563 outperform stock options exercisable within 60 days after the date of this Proxy Statement which are exercisable up to a maximum of 52,504 shares.

(17)	Includes 7,661,074 shares of Common Stock and warrants to purchase 3,830,537 shares of Common Stock beneficially owned by Red Basin, LLC. Mr. Scott is the manager of Red Basin and he has sole power to vote or to direct the vote and sole power to dispose or to direct disposition of the shares of Common Stock beneficially owned by Red Basin. The business address of Red Basin is c/o Fraser Stryker, 500 Energy Plaza, 409 South 17th Street, Omaha, Nebraska 68102, Attention: John Boyer/ Thomas Flaherty. Mr. Scott’s business address is 1000 Kiewit Plaza, Omaha, Nebraska 68131. Also includes 58,334 outperform stock options exercisable within 60 days after the date of this Proxy Statement which are exercisable up to a maximum of 466,672 shares.

COMPENSATION INFORMATION

Executive Compensation

      The following table sets forth, for the fiscal years ending December 31, 1999, 2000 and 2001, the cash compensation, as well as certain other compensation, paid or accrued to the Chief Executive Officer and the four (4) other most highly compensated Officers (the named executive officers).

Summary Compensation Table

				Long-Term Compensation Awards

	Annual Compensation(1)			Restricted	Securities		All Other
				Stock	Underlying		Compensation
Name and Position	Year	Salary($)	Bonus($)	Awards($)(2)	Options(#)(3)		($)(4)

David C. McCourt	2001	500,000	[ ]	100,000	1,262,500	(5)	50,627
Chairman and Chief	2000	500,000	–0–	2,499,910	–0–	(6)	20,650
Executive Officer	1999	500,000	2,000,000	310,000	275,000		47,646
Robert J. Currey(7)	2001	300,000	[ ]	105,000	118,869	(8)	11,422
Vice Chairman	2000	221,000	225,000	25,961	355,439	(9)	3,770
Michael A. Adams	2001	300,000	[ ]	183,000	292,500	(10)	2,867
President, Wholesale and	2000	293,000	200,000	140,000	–0–	(11)	202,893
New Product Development	1999	210,000	400,000	82,000	75,000		2,940
Group
Jeffrey M. White(12)	2001	288,462	[ ]	596,153	196,875	(13)	46,689
President, Customer and Field Operations Group
Timothy J. Stoklosa(7)	2001	236,538	[ ]	160,508	145,715	(14)	6,319
Executive Vice President	2000	207,000	150,000	81,000	–0–	(15)	6,319
and Chief Financial Officer

(1)	Includes the amount of the deferred compensation contributed by the named executive officers to purchase share units pursuant to the ESPP. Such deferred compensation is matched by the Company. Matching contributions are reflected under Restricted Stock Awards. See footnote (2) below. See also, footnote (1) under “Security Ownership of Certain Beneficial Owners and Management.”

(2)	These amounts reflect the market value on the date of grant of matching share units pursuant to the ESPP (including unvested units). Also includes the market value on the date of grant of a restricted stock award of 25,000 shares, with a market value of $83,000 to Mr. Adams as a retention bonus; a restricted stock award of 102,564 shares, with a market value of $596,153, to Mr. White as a signing bonus; and a restricted stock award of 25,000 shares, with a market value of $83,000, to Mr. Stoklosa as a retention bonus.

The aggregate holdings and the value of Share Units (including matching share units and share units in respect of deferred compensation) for the named participants in the ESPP as of December 31, 2001 are as follows: Mr. McCourt, 189,727 share units, aggregate value $555,899; Mr. Currey, 50,623 share units, aggregate value $148,325; Mr. Adams, 70,409 share units, aggregate value $206,299; and Mr. Stoklosa, 38,870 share units, aggregate value $113,888, Mr. White does not participate in the ESPP. See also, footnote (1) under “Security Ownership of Certain Beneficial Owners and Management.”

The aggregate holdings and the value of restricted stock for both Mr. Adams and Mr. Stoklosa as of December 31, 2001 was 25,000 shares, aggregate value of $73,250. One-half (1/2) of the restricted stock held by Mr. Adams and Mr. Stoklosa vests on April 25, 2002, and the remaining one-half (1/2) vests on April 25, 2003.

The aggregate holdings and the value of restricted stock for Mr. White as of December 31, 2001 was 102,564 shares, aggregate value of $300,513. One-third (1/3) of the restricted stock vests upon the company meeting certain financial targets, with the remaining two-thirds (2/3) vesting in two equal installments, on the first and second anniversary of the financial targets being met.

(3)	Messrs. McCourt, Currey, Adams, White and Stoklosa accepted the Company’s offer to exchange certain of their outstanding stock options for options to purchase a lesser number of shares at a lower exercise price, resulting in the cancellation of these options and the grant, on November 7, 2001, of options to purchase an aggregate of 1,262,500 shares to Mr. McCourt, options to purchase an aggregate of 118,869 shares to Mr. Currey, options to purchase an aggregate of 292,500 shares to Mr. Adams, options to purchase an aggregate of 196,875 shares to Mr. White and options to purchase an aggregate of 145,715 shares to Mr. Stoklosa. These new options have an exercise price of $1.95 per share and a term ending on November 7, 2006. These options vest monthly over thirty-six months beginning November 24, 2001.

(4)	Includes the following amounts for the last fiscal year:

David C. McCourt: $328 — Company paid life insurance; $5,500 — 401(k) Company match; $44,799 — Company provided transportation.

Robert J. Currey: $328 — Company paid life insurance; $5,950 401(k) Company match; $5,144 — Company provided transportation.

Michael A. Adams: $328 — Company paid life insurance; $2,538 — 401(k) Company match.

Jeffrey M. White: $322 — Company paid life insurance; $4,846 — 401(k) Company match; $41,521 — Company provided housing, transportation and other personal expenses.

Timothy J. Stoklosa: $328 — Company paid life insurance; $5,950 — 401(k) Company match.

(5)	Does not include 250,000 Outperform Stock Options (“OSO’s”) granted April 25, 2001. Also does not include 1,000,000 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. McCourt’s outstanding OSO’s. See discussion below regarding Outperform Stock Option Grants.

(6)	Does not include 2,000,000 OSO’s granted in fiscal 2000. See discussion below regarding Outperform Stock Option Grants.

(7)	Messrs. Currey and Stoklosa became executive officers of the Company in 2000.

(8)	Does not include 100,000 OSO’s granted April 25, 2001. See discussion below regarding Outperform Stock Option Grants.

(9)	Includes converted options Mr. Currey received pursuant to the terms of the merger agreement between the Company and 21st Century Telecom Group, Inc.

(10)	Does not include 356,250 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. Adam’s outstanding OSO’s. See Discussion below regarding Outperform Stock Option Grants.

(11)	Does not include 600,000 OSO’s granted in fiscal 2000. See discussion below regarding Outperform Stock Option Grants.

(12)	Mr. White became an executive officer of the Company in 2001.

(13)	Does not include 65,625 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. White’s outstanding OSO’s. See discussion below regarding Outperform Stock Option Grants.

(14)	Does not include 75,000 OSO’s granted April 25, 2001. Also does not include 100,000 OSO’s granted pursuant to the Company’s offer to exchange certain of Mr. Stoklosa’s outstanding OSO’s. See discussion below regarding Outperform Stock Option Grants.

(15)	Does not include 200,000 OSO’s granted in fiscal 2000. See discussion below regarding Outperform Stock Option Grants.

      The following table sets forth information concerning the grant of stock options during 2001 to the named executive officers. Pursuant to an option exchange offer made by the Company on September 25, 2001, Messrs McCourt, Currey, Adams, White and Stoklosa accepted the Company’s offer to exchange certain of their outstanding stock options, including some of the options described in the table below, resulting in the cancellation of these options and the grant, on November 7, 2001, of options to purchase a lesser number of shares at a lower exercise price. See Footnote 1 to “Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values” below.

OPTION GRANTS IN LAST FISCAL YEAR(1)

						Potential Realizable
						Value at Assumed
	Number of	% of Total				Annual Rates of Stock
	Securities	Options				Price Appreciation for
	Underlying	Granted to	Exercise or	Market Price		Option Term
	Options	Employees in	Base Price	on date of	Expiration
Name	Granted (#)	Fiscal Year	($/sh)	Grant ($/sh)	Date	0% ($)	5% ($)	10% ($)

David C. McCourt	1,262,500	15.15	1.95	4.10	11/07/2006	2,714,375	4,144,477	5,874,527
Robert J. Currey(2)	4,250	0.05	5.6875	5.6875	01/02/2006	-0-	6,678	14,757
	118,869	1.43	1.95	4.10	11/07/2006	255,568	390,218	553,108
Michael A. Adams	292,500	3.51	1.95	4.10	11/07/2006	628,875	960,206	1,361,029
Jeffery M. White(2)	262,500	3.15	9.75	5.8125	01/08/2006	-0-	-0-	-0-
	196,875	2.36	1.95	4.10	11/07/2006	423,281	646,292	916,077
Timothy J. Stoklosa	145,715	1.75	1.95	4.10	11/07/2006	313,287	478,347	678,025

(1)	This table does not include OSO grants in last fiscal year.

(2)	The grant of 4,250 stock options to Mr. Currey and the grant of 262,500 stock options to Mr. White were subsequently cancelled pursuant to the company’s offer to exchange their options with a grant of options to purchase a lesser number of shares at a lower exercise price. See “Ten Year Option Repricing Table” below.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END

OPTION VALUES(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-The-Money Options at Fiscal
	Shares		At Fiscal Year End(2)		Year End(3)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

David C. McCourt	—	—	570,138	1,192,362	68,735	1,168,515
Robert J. Currey	—	—	130,680	112,266	58,583	110,021
Michael A. Adams	—	—	16,249	276,251	15,924	270,726
Jeffrey M. White	—	—	10,937	185,938	10,718	182,219
Timothy J. Stoklosa	—	—	8,095	137,620	7,933	134,868

(1)	There were no options exercised by the named executive officers during fiscal 2001. Messrs. McCourt, Currey, Adams, White and Stoklosa accepted the Company’s offer to exchange certain of their outstanding stock options for options to purchase a lesser number of shares at a lower exercise price, resulting in the cancellation of these options and the grant, on November 7, 2001, of options to purchase an aggregate of 1,262,500 shares to Mr. McCourt, options to purchase an aggregate of 118,869 shares to Mr. Currey, options to purchase an aggregate of 292,500 shares to Mr. Adams, options to purchase an aggregate of 196,875 shares to Mr. White and options to purchase an aggregate of 145,715 shares to Mr. Stoklosa. These new options have an exercise price of $1.95 per share and a term ending on November 7, 2006. These options vest monthly over thirty-six months beginning November 24, 2001.

(2)	Denominated in shares of Common Stock.

(3)	The fair market value of Common Stock at December 31, 2001 was $2.93 per share.

Outperform Stock Option Grants

      The Company has adopted an Outperform Stock Option (“OSO”) program whereby certain senior management of the Company will benefit from an increase in the market value of the Company’s shares only if the Company’s stock performance exceeds the performance of the general market, as measured by the Standard & Poor’s (S&P) 500 Index, and the value rises above the options’ strike price. The initial strike price of OSO’s granted on January 8, 2001 to named executive officers was $9.75, which is 68% above the closing price of the Company’s Common Stock on the date of grant. The initial strike price of OSO’s granted to named executive officers on April 25, 2001 was $3.32, which is equal to the closing price of the Company’s Common Stock on the date of grant. The initial strike price of OSO’s granted to named executive officers on November 7, 2001 was $1.95, which is 52% below the closing price of the Company’s Common Stock on the date of the grant. These OSO’s were granted as a result of an exchange program whereby employees were given the ability to exchange outstanding OSO’s for OSO’s with a lower initial strike price. The number of OSO’s granted as a result of the exchange were either one-half or three-fourths of the number of OSO’s tendered for exchange, depending upon the initial strike price of the OSO’s originally granted. Under the terms of the offer to exchange, the exercise price was equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001, and (y) the average closing price for the common stock as reported by the Nasdaq National Market during the period commencing on September 20, 2001 and ending on the expiration date of the offer. Participants in the OSO program do not realize any value from the awards unless the Common Stock price outperforms the S&P 500 Index and exceeds the strike price, which adjusts based on the S&P performance. When the Company’s stock performance is greater than the S&P 500 Index performance, the value received for the awards in the OSO plan is based on a formula involving a multiplier related to the level by which the Common Stock outperforms the S&P 500 Index. Upon exercise, the value of each OSO will be, in cash or shares of stock, an amount equal to the product of the closing price of the Common Stock, less the adjusted strike price, multiplied by the multiplier. The more the Company stock outperforms the Index, the higher the multiplier, up to a maximum of eight times.

      The following table sets forth information concerning the grant of OSO’s during 2001 to the named executive officers. Pursuant to an option exchange offer made by the Company on November 7, 2001, Messrs. McCourt, Adams, White and Stoklosa accepted the Company’s offer to exchange certain of their outstanding OSO’s, including some of the OSO’s described in the table below, resulting in the cancellation of these OSO’s and the grant, on November 7, 2001, of OSO’s with a lower initial strike price.

OSO GRANTS IN THE LAST FISCAL YEAR

			Number of Securities		Value of Unexercised
			Underlying Unexercised Options		In-The-Money Options at Fiscal
	Number		At Fiscal Year End(1)		Year End(2)
	of OSOs	Expiration
Name	Granted (#)	Date	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

David C. McCourt	250,000	04/25/2011	-0-	250,000	[ ]	[ ]
	1,000,000	11/07/2011	33,334	966,666	[ ]	[ ]
Robert J. Currey	100,000	04/25/2011	-0-	100,000	[ ]	[ ]
Michael A. Adams(3)	75,000	04/25/2011	-0-	-0-	[ ]	[ ]
	356,250	11/07/2011	11,875	344,375	[ ]	[ ]
Jeffrey M. White(3)	87,500	01/08/2011	-0-	-0-	[ ]	[ ]
	65,625	11/07/2011	2,188	63,437	[ ]	[ ]
Timothy J. Stoklosa	75,000	04/25/2011	-0-	75,000	[ ]	[ ]
	100,000	11/07/2011	3,334	96,666	[ ]	[ ]

(1)	OSO awards granted on April 25, 2001 vest in equal 20% installments each April 25, through April 25, 2006. OSO awards granted on November 7, 2001 vest in 60 equal monthly installments, with the first vesting occurring November 24, 2001, and the remaining 59 vesting installments occurring on the 24th of each succeeding month, through October 24, 2006.

(2)	OSO value at December 31, 2001 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO is subject to change based upon the performance of RCN Common

Stock relative to the performance of the S&P 500 Index from the time of the grant of the OSO award until the OSO award has been exercised.

(3)	The grant of 75,000 OSO’s to Mr. Adams and the grant of 87,500 OSO’s to Mr. White were subsequently cancelled pursuant to the Company’s offer to exchange certain of their OSO’s with a grant of a lesser number of OSO’s with a lower initial strike price. See “Ten Year OSO Repricing Table” below.

      The following table sets forth information concerning repricing of stock options for the named executive officers pursuant to the Company’s offer to exchange stock options granted under the Company’s 1997 Equity Incentive Plan. If the named executive officer participated in the exchange he received new options with a new vesting schedule and exercise price. The new options granted were based upon an exchange ratio which was determined by the exercise price of the options that were exchanged. For outstanding options with an exercise price of less than $16.00 each new option will be exercisable for  3/4 of the number of shares subject to the options exchanged. For outstanding options with an exercise price equal to or greater than $16.00, each new option will be exercisable for  1/2 of the number of shares subject to the options exchanged.

TEN-YEAR OPTIONS REPRICING TABLE

		Number of				Length of
		Securities	Market Price	Exercise Price		Original
		Underlying	of Stock at	at Time of		Option Term
		Options/SARs	Time of	Repricing or		Remaining at
		Repriced or	Repricing or	Amendment	New Exercise	Date of Repricing
Name	Date	Amended (#)	Amendment ($)	($)	Price ($)	Amendment

David C. McCourt	11/06/2001	500,000	4.39	7.0650	1.95	33 months
Chairman and	11/06/2001	1,000,000	4.39	15.3125	1.95	72 months
Chief Executive Officer	11/06/2001	68,750	4.39	25.6250	1.95	27 months
	11/06/2001	68,750	4.39	45.5000	1.95	30 months
	11/06/2001	68,750	4.39	40.3750	1.95	33 months
	11/06/2001	68,750	4.39	47.4375	1.95	36 months
Robert J. Currey	11/06/2001	75,000	4.39	28.6250	1.95	42 months
Vice Chairman	11/06/2001	143,612	4.39	22.4200	1.95	97 months
	11/06/2001	12,750	4.39	23.3750	1.95	43 months
	11/06/2001	4,250	4.39	5.6875	1.95	50 months
Michael A. Adams	11/06/2001	70,000	4.39	7.0650	1.95	33 months
President, Wholesale and	11/06/2001	40,000	4.39	7.3995	1.95	46 months
New Product Development	11/06/2001	30,000	4.39	8.3605	1.95	63 months
	11/06/2001	200,000	4.39	15.3125	1.95	72 months
	11/06/2001	18,750	4.39	25.6250	1.95	27 months
	11/06/2001	18,750	4.39	45.5000	1.95	30 months
	11/06/2001	18,750	4.39	40.3750	1.95	33 months
	11/06/2001	18,750	4.39	47.4375	1.95	36 months
Jeffrey M. White	11/06/2001	262,500	4.39	9.7500	1.95	50 months
President, Customer
and Field Operations
Timothy J. Stoklosa	11/06/2001	10,000	4.39	7.3995	1.95	46 months
Executive Vice	11/06/2001	37,620	4.39	8.3605	1.95	63 months
President and Chief	11/06/2001	120,000	4.39	15.3125	1.95	72 months
Financial Officer	11/06/2001	10,000	4.39	25.6250	1.95	27 months
	11/06/2001	10,000	4.39	45.5000	1.95	30 months
	11/06/2001	10,000	4.39	40.3750	1.95	33 months
	11/06/2001	10,000	4.39	47.4375	1.95	36 months

      The following table sets forth information concerning repricing of OSO’s for the named executive officers pursuant to the Company’s offer to exchange OSO’s granted under the Company’s 1997 Equity Incentive

Plan. If the named executive officer participated in the exchange he received new OSO’s with a new vesting schedule and initial strike price. See discussion above regarding Outperform Stock Option Grants.

TEN-YEAR OSO REPRICING TABLE

		Number of				Length of
		Securities	Market Price	Exercise Price		Original
		Underlying	of Stock at	at Time of		OSO Term
		OSO’s/SARs	Time of	Repricing or		Remaining at
		Repriced or	Repricing or	Amendment	New Exercise	Date of Repricing
Name	Date	Amended (#)	Amendment ($)	($)	Price ($)	Amendment

David C. McCourt	11/06/2001	2,000,000	4.39	38.1250	1.95	103 months
Chairman and
Chief Executive Officer
Michael A. Adams	11/06/2001	600,000	4.39	38.1250	1.95	103 months
President, Wholesale and	11/06/2001	75,000	4.39	3.3200	1.95	114 months
New Product Development
Jeffery M. White	11/06/2001	87,500	4.39	9.7500	1.95	110 months
President, Customer
and Field Operations
Timothy J. Stoklosa	11/06/2001	200,000	4.39	38.1250	1.95	103 months
Executive Vice President
and Chief Financial Officer

COMPENSATION COMMITTEE REPORT

      The compensation programs for the Company’s executive officers are administered by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors. The Compensation Committee is comprised of three independent non-employee directors. The Compensation Committee makes recommendations and/or determinations with respect to all executive compensation matters.

      The Compensation Committee submits the following report on compensation for the Company’s executive officers for the 2001 fiscal year:

Compensation Philosophy

      The Company has established a pay for performance compensation program for all levels within the Company, including its executive officers. The Company emphasizes the need for all employees to set objectives and for the objectives of each employee to be tied into the Company goals. The Company’s compensation programs are intended to motivate its employees to provide superior service and superior performance in order to be competitive. Under the Company’s total compensation program, all employees of the Company are evaluated against written objectives and compensated accordingly.

      The Company’s compensation philosophy for executive officers includes total compensation at or above that of the Company’s peer group within the telecommunications industry and is based upon their performance against written objectives which are designed to motivate them to lead the organization, establish and communicate the Company’s objectives, and execute the Company’s business plan to achieve its objectives. The market alignment strategy for the compensation elements include base salary at or below the midpoint of the Company’s peer group, and is performance based; short term incentive which is at or below the midpoint of the Company’s peer group, and is performance based and at risk; and long term incentive which is above the midpoint of the Company’s peer group, is performance based, and is focused on retaining the executive and promoting stock ownership of the Company.

      The Chief Executive Officer reviews the performance of the executives against written objectives, and based upon those evaluations, with the review and approval of the Compensation Committee, determines base salaries and makes recommendations with respect to short-term and long-term incentive grants as he deems appropriate and consistent with the compensation philosophy of the Company.

      To further align the interests of the Company’s executives with that of shareholders, the Company encourages executives to acquire and maintain an equity stake in the Company. To assist executives in accumulating this equity position on a pre-tax basis, the company implemented the Executive Stock Purchase Plan pursuant to which an executive may purchase Company stock through deferral of earned and otherwise payable compensation, which is matched by the Company.

Executive Officer Compensation

      The salaries paid to executive officers by the Company for 2001 were targeted to be at or below competitive rates.

      [The amount of cash bonuses paid to executive officers for 2001 pursuant to the 2001 Performance Based Short Term Incentive Plan were based upon performance, and were linked to individual performance goals and company-wide objectives.] The Company awarded certain key employees with grants of restricted stock as a retention bonus for future performance. The amount of restricted stock awarded was based upon the key employee’s individual performance and level within the Company. One-half (1/2) of the restricted stock becomes vested after the first year, and the remaining 1/2 becomes vested after two years. Mr. White was awarded with a grant of restricted stock as a signing bonus. One-third (1/3) of this restricted stock becomes vested upon the Company meeting certain financial targets, with the remaining 2/3 vesting in two equal installments, on the first and second anniversary of the date the Company meets those financial targets.

      Stock options were granted to Mr. Currey in 2001. The Compensation Committee believes that such stock options provide an incentive for retention of executive talent and the creation of shareholder value in the long-term since the full benefit of the compensation package cannot be realized unless the price of the Company’s stock appreciates over a specified number of years and the executive continues to perform services for the Company. The number of stock options granted to the named executive officers and mid-level management employees was based on the individual’s salary band, title and evaluation of each executive’s individual performance and contribution to the Company’s performance as presented to the Compensation Committee. In 2001, stock option awards were granted with a five-year option exercise period and with vesting of one third of the option shares granted each of the initial three years of the five-year option term. Stock Options were granted to Mr. White in 2001 as an offer for employment. One-third (1/3) of these options become vested on the first anniversary of the date of grant. The remaining 2/3 vest in eight equal quarterly installments beginning March 31, 2002.

      Outperform Stock Options (“OSO”) were granted to Messrs. Adams, Currey and Stoklosa in 2001. The Outperform Stock Option Program aligns the interests of the shareholders with the Company’s management team. These executives will benefit from an increase in the market value of the Company’s shares only if the Company’s stock performance exceeds the performance of the general market, as measured by the S&P 500 Index, and the value rises above the options’ strike price, which adjusts based on the S&P 500 performance. When the Company’s stock performance is greater than the S&P 500 Index performance, the value received for the awards in the OSO plan is based on a formula involving a multiplier related to the level by which the common stock outperforms the S&P 500 Index. Upon exercise, the value of each OSO will be, in cash or shares of stock, an amount equal to the product of the closing price of the common stock, less the adjusted strike price, multiplied by the multiplier. The multiplier determines the number of shares to be issued for each OSO. The more the Company’s stock outperforms the Index, the higher the multiplier, up to a maximum of eight times the number of OSO’s. The initial strike price for all OSO’s granted in 2001 was $3.32, which was equal to the closing price of the Company’s common stock on April 25, 2001, the date of grant. The OSO’s granted on April 25, 2001 vest in five equal installments of 20% each April 25, through April 25, 2006. The option exercise period is ten (10) years from the date of grant. OSO’s were granted to Mr. White in 2001 as an offer of employment. The initial strike price of OSO’s granted to Mr. White was $9.75, which is 68% above the closing price of the Company’s common stock on January 8, 2001, the date of grant. The closing price on the date of grant was $5.8125.

      In the second quarter of 2001, the Company offered its employees the opportunity to exchange employee stock options granted under the Company’s 1997 Equity Incentive Plan. All of the named executive officers participated in the exchange. See the “Ten Year Options Repricing Table” above. Each named executive officer received new options with a new vesting schedule and exercise price. See the “Option Grants in Last

Fiscal Year” above. The new option grants were based upon an exchange ratio which was determined by the exercise price of the options that were exchanged. For outstanding options with an exercise price of less than $16.00, each new option is exercisable for 3/4 of the number of shares subject to the options exchanged. For outstanding options with an exercise price equal to or greater than $16.00, each new option is exercisable for 1/2 of the number of shares subject to the options exchanged. The new options were granted on November 7, 2001, with an exercise price of $1.95. Under the terms of the offer to exchange, the exercise price would be equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001 and (y) the average closing price for the common stock as reported by the Nasdaq National Market during the period commencing on September 20, 2001 and ending on the expiration date of the offer. The new options will vest monthly over thirty-six months beginning November 24, 2001. The new options will expire on November 7, 2006. Messrs. Currey and White exchanged their options granted earlier in 2001 pursuant to the offer to exchange.

      The exchange offer also applied to Outperform Stock Options (“OSO’s”). Messrs. McCourt, Adams, White and Stoklosa accepted the offer to exchange OSO’s. See the “Ten Year OSO Repricing Table” and the “OSO Grants in the Last Fiscal Year” discussed above. The same formula for exchange that was used for stock options was used for OSO’s. The initial strike price of the OSO’s granted in exchange on November 7, 2001 was $1.95, which is 52% below the closing price of the Company’s common stock on November 7, 2001, the date of grant. The closing price on the date of grant was $4.10. The new OSO’s will vest monthly over sixty months beginning November 24, 2001. The new OSO’s will expire on November 7, 2011. Messrs. Adams and White exchanged their OSO’s granted earlier in 2001 pursuant to the offer to exchange.

      In light of the significant decline in the Company’s stock price, virtually all of the Company’s outstanding options, whether or not they were currently exercisable, had exercise prices that were significantly higher than the current market price of the Company’s common stock. The Committee approved the exchange offers in order to maximize shareholder value by allowing employees to share in the Company’s financial gains if the Company performs well in the future and to offer better long-term incentives for, and thus increasing retention of, its employees. The Company intends to provide long-term incentives through its regular annual option grant program in 2002. The Committee believes that the option exchange program helps advance the Committee’s philosophy of retaining talented employees with the goal of maximizing shareholder value.

Chief Executive Officer Compensation

      Mr. McCourt was paid a base salary of $500,000 for services rendered in 2001 and a cash bonus of $          representing performance against 2001 goals. Mr. McCourt also received a grant of 250,000 Outperform Stock Options in 2001 on the terms described in the previous section of this report. The initial strike price of the OSO’s granted was $3.32, which was equal to the closing price of the Company’s common stock on April 25, 2001, the date of grant. Mr. McCourt also participated in the Offer to Exchange Stock Options and Outperform Stock Options offered by the Company and referred to in the previous section of this report. Mr. McCourt was granted 1,262,500 options with an exercise price of $1.95 in the Offer to Exchange Stock Options, and he was granted 1,000,000 OSO’s, with an initial strike price of $1.95, in the Offer to Exchange Outperform Stock Options.

      The Compensation Committee establishes objectives for the Chief Executive Officer and then evaluates his individual performance against those objectives as well as the overall achievement of the Company-wide objectives. The objectives for Mr. McCourt in 2001 included, among other things, improving the operating matrix of the Company’s business, narrowing the EBITDA loss each quarter, increasing cash flow towards overall cash flow positive by the year 2003, developing new sources of revenue by selling the Company’s excess network capacity, and overall focus on shareholder value. Based upon the Committee’s evaluation of Mr. McCourt’s performance against these goals in 2001, he was awarded the cash bonus described above.

Compliance with Internal Revenue Code Section 162 (m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the Chief Executive Officer and the four (4) most highly compensated executive officers other than the Chief Executive Officer, unless such compensation is awarded pursuant to a qualified performance-based program. Subject to the needs of the Company, the Company’s compensation plans are generally intended to qualify for such qualified performance-based exemption.

COMPENSATION COMMITTEE
Eugene Roth, Esq., Chairman
Alfred Fasola
Michael B. Yanney

Dated: April   , 2002

PERFORMANCE GRAPH

      The following performance graph compares the performance of RCN Common Stock to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Telecommunications Index. The graph assumes that the value of the investment in RCN Common Stock and each Index was $100 at September 22, 1997 for RCN Common Stock and at August 31, 1997 for each Index.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG RCN CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND
THE NASDAQ TELECOMMUNICATIONS INDEX

		NASDAQ Stock Market	NASDAQ
	RCNC	Index	Telecommunications Index

Sept 97	100	100	100
Dec 97	126	93	110
Dec 98	130	131	181
Dec 99	356	237	316
Dec 00	46	147	139
Dec 01	21	117	93

*	$100 INVESTED ON 9/22/97 IN RCN STOCK OR ON 8/31/97 IN INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

EMPLOYMENT AGREEMENT

      The Company entered into an employment agreement with Mr. White on January 8, 2001, to serve as the President, Customer and Field Operations of the Company. The agreement provides for an annual base salary of $300,000 and participation in the Company’s Short-Term Incentive Plan. Mr. White’s annual incentive bonus will be awarded based upon performance by the Company against corporate goals and individual achievements during 2001, with a target bonus of 65%. Mr. White will be eligible to participate in the regular executive compensation programs of the Company. Mr. White was offered a relocation package should he decide to relocate to the Princeton, New Jersey area within the first 20 months of his employment.

      Mr. White was granted 262,500 stock options and was granted 87,500 Outperform Stock Options as of his date of hire. The stock option exercise price and the initial price of the OSO’s were determined by the average of the fair market value closing price of the first 15 business days in January, 2001. Mr. White was granted restricted stock with a market value of one million dollars as of his start date, with a price determined by the average of the fair market value closing prices of the first 15 business days in January, 2001, and he will receive a second grant of restricted stock with a market value of one million dollars upon the first month that a market becomes EBITDA positive. The strike price of the second grant will be the average of the fair market stock price during the month that the first market achieved positive EBITDA. Mr. White will receive a grant of restricted stock with a market value of five hundred thousand dollars upon the first month that a second market becomes EBITDA positive. The strike price of this third grant will be the average of the fair market stock price during the month the second market achieved positive EBITDA. As each new market thereafter becomes EBITDA positive, Mr. White will receive another grant of restricted stock with a market value of five hundred thousand dollars upon the first month that each additional market becomes EBITDA positive, up to six markets, with the strike prices being the average of the market stock price in the month when the prior market becomes EBITDA positive.

      Mr. White was paid a one-time bonus of $100,000 with his first paycheck. If Mr. White left the Company voluntarily during the first 12 months after his date of hire, he would have been obligated to refund such bonus on a pro-rated basis after his last day of service.

DIRECTORS AND EXECUTIVE OFFICERS STOCK OWNERSHIP REPORTS

      The federal securities laws require the Company’s Directors and Executive Officers to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of any securities of the Company.

      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all of the Company’s Directors and Executive Officers made all required filings.

TRANSACTIONS WITH RELATED PARTIES

      In June 1997, the Company and BECO, through wholly owned subsidiaries, entered into a joint venture agreement providing for the organization and operation of RCN-BecoCom, LLC. RCN-BecoCom was organized to own and operate an advanced fiber optic telecommunications network and to provide, in and around the Boston market, voice, video and data services, as well as the communications support component of energy related customer services offered by BECO. As part of the joint venture, the parties entered into an Operating Agreement, a Construction and Indefeasible Right of Use Agreement (“IRU Agreement”), a Management Agreement, an Exchange Agreement and a Joint Investment Agreement. NSTAR, through its subsidiary NSTAR Communications (formerly known as BecoCom, Inc.), is a party to this joint venture. During 2001, the Company paid NSTAR Communications approximately $61,900,000, primarily for network construction pursuant to the terms of the IRU Agreement, and separately paid NSTAR approximately $2,500,000 for utility services. Thomas J. May, a Director of the Company, is Chairman and Chief Executive Officer of NSTAR, as well as NSTAR Communications, which is a party to the joint venture with RCN Telecom Services, Inc., and its principal operating companies.

      The Company agreed to provide or cause to be provided certain specified services (management services) to CTE for a transitional period pursuant to the Distribution Agreement dated as of September 5, 1997. The transitional services provided included: (i) accounting; (ii) payroll; (iii) management supervision and Office of the Chairman; (iv) cash management; (v) human resources and benefit plan administration; (vi) insurance administration; (vii) legal; (viii) tax; (ix) internal audit; (x) investor and public relations; and (xi) other miscellaneous administrative services. The fee per year for these services was 3.5% of the first $175 million of revenue of CTE and 1.75% of any additional revenue. In 2001, the transitional services provided included legal and Office of the Chairman. The total fees for 2001 and 2000 were approximately $1,200,000 and $1,996,000, respectively. During 1999, the majority of the transitional services were transferred to CTE from RCN and therefore the fee was adjusted downward accordingly. The services remaining in 2002 include Office of the Chairman, tax and certain legal services. The fee for these services in 2002 is estimated to be approximately $1,200,000. Messrs. McCourt, Scott, Roth, Crowe, Adams, Graham, Jaros and Stoklosa are Directors of CTE.

      The Company, through an agreement entered into between its subsidiary RCN Long Distance Company, now by merger RCN Telecom Services, Inc. and CTE, provided CTE local and long distance services of approximately $7,592, 000 during 2001. This agreement is the result of arm’s length negotiations and fees are paid to the Company based on usage. Commonwealth Telephone Company and CTSI, Inc., a subsidiary of CTE, provided the Company with local and long distance services of approximately $702,000. Messrs. McCourt, Scott, Roth, Crowe, Adams, Graham, Jaros and Stoklosa are Directors of CTE.

      The Company, pursuant to the terms of various construction and IRU agreements, paid Level 3 approximately $5,131,000 for network construction in its Northern New Jersey market; approximately $1,307,000 for network construction in its San Francisco market; approximately $1,070,000 for network construction in its Philadelphia market; and approximately $3,022,000 relating to a joint trench project in its Boston market. The Company also paid Level 3 approximately $2,810,000 for circuit costs and other carrier services in several markets. Messrs. Crowe, Scott, Yanney and Jaros are Directors of Level 3. Mr. McCourt, Chairman, Chief Executive Officer and Director of the Company is also a Director of Level 3. Level 3 owns 26.21% of the shares of common stock of the Company.

      The Company has an agreement with Sordoni Skanska (“Sordoni”), a subsidiary of Skanska USA, under which Sordoni, as project manager, oversees network construction in several of the Company’s markets. Under the agreement, the Company pays Sordoni a management fee of 1% per project. During 2001, the Company paid Sordoni approximately $54,221,000 for network construction and related labor costs, which included reimbursement to Sordoni for invoices it paid to subcontractors, as well as its staff and administrative services, and its project management fees. The Company also paid Barney Skanska approximately $11,330,000 for construction services relating to certain of the Company’s hubsites. Mr. Graham, who is the Chief Executive Officer of Skanska USA, Inc., is a Director of the Company.

      The Company paid the Hanify & King law firm approximately $182,000 for legal services in 2001. Terence P. McCourt, Esq., a partner in the firm, is a brother of David C. McCourt, Chairman, Chief Executive Officer and Director of the Company.

      The Company paid USA Networks, Inc. approximately $1,871,000 for programming services in 2001. William D. Savoy is a Director of the Company and USA Networks, Inc.

      The Company paid $196,250 to Liberty Mutual Insurance Company to lease office space for operations in 2001 in its Boston market. Thomas J. May is a Director of the Company and Liberty Mutual Insurance Company.

      In September 2001, Mr. Scott was appointed Vice Chairman of the Company’s Board of Directors, to act as a consultant to the Board and management in connection with various matters requested by the Board, including relating to raising capital and construction issues. As compensation for his consulting services, Mr. Scott was granted 500,000 Outperform Stock Options with an initial strike price of $1.95. These Outperform Stock Options vest monthly over sixty (60) months beginning October, 2001. Mr. Scott will be granted an additional 250,000 Outperform Stock Options with the same strike price and vesting schedule upon achievement of certain performance objectives.

      On May 28, 2001, the Company entered into a Stock Purchase Agreement with Red Basin, LLC, an entity formed by Walter Scott, Jr. together with certain family members and trusts, pursuant to which, on the terms and subject to the conditions therein, Red Basin agreed to purchase $50,000,000 in Common Stock and warrants of the Company in a private placement. Under the terms of the private placement, Red Basin purchased 7,661,074 shares of Common Stock and warrants to purchase 3,830,537 shares of Common Stock. The Company used the proceeds to repurchase certain of its debt securities in a tender offer that commenced on May 30, 2001. On June 28, 2001 the Company completed its tender offer and its private placement. Mr. Scott is the manager of Red Basin and he has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the shares of Common Stock beneficially owned by Red Basin. Mr. Scott is a Director of the Company.

OTHER MATTERS

      The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

GENERAL INFORMATION

Financial Information

      A copy of the Company’s 2001 Annual Report to Shareholders containing the Consolidated Financial Statements of the Company, including the report thereon dated March 1, 2002, except for Notes 13 and 20 as to which the date is March 25, 2002 of PricewaterhouseCoopers LLP, independent accountants, accompanies this Proxy Statement.

      Upon the written request of any person who, on March 20, 2002, was a record owner of Common Stock or who represents in good faith that he was on such date a beneficial owner of such Common Stock entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s 2002 Annual Report on Form 10-K, including the financial statements, schedules and exhibits, filed with the Securities and Exchange Commission (“SEC”). Written requests for the Annual Report should be directed to: Investor Relations Department, RCN Corporation, 105 Carnegie Center, Princeton, New Jersey 08540, Attn: Kevin Kuryla, Director of Investor Relations, e-mail: ir@rcn.com.

Solicitation of Proxies

      The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, Directors and regular employees of the Company, personally or by telephone, telecopy, telegraph, or through on-line methods, and the Company may reimburse persons holding stock in their names or those of their nominees for their expenses in forwarding soliciting materials to their principals.

      It is important that proxies be returned promptly. Therefore, shareholders are urged to promptly fill in, date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the RCN Savings and Stock Ownership Plan and the Employee Stock Purchase Plan (Collectively, “Savings Plans”). If participants in the Savings Plans are also shareowners of record under the same account information, they will receive a single proxy which represents all shares. If the account information is different, then the participants will receive separate proxies. This will not prevent you from voting in person at the meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs. In the alternative, shareholders are urged to promptly vote their proxy via the internet or by telephone. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.

Shareholder Proposals

      In order for a nomination for the election of a Director or any other proposal to be presented by a shareholder at the 2003 Annual Meeting of Shareholders, notice of the nomination or other proposal containing the information required by the relevant provisions of the Company’s Bylaws must be delivered by the shareholder to the Secretary of the Company at its principal executive offices not less than 60 nor more than 90 days before the Annual Meeting and, in the case of a proposal, the proposal must be an appropriate subject for shareholder action under applicable law. In the event that the Company receives notice within the time frame set forth above of a shareholder proposal to be presented at the 2003 Annual Meeting of Shareholders and which is not intended to be included in the Company’s proxy materials, then, so long as the Company included in its proxy statement for such Annual Meeting of Shareholders advice on the nature of the matter and how the named proxyholders intend to vote the shares for which they have received discretionary authority, such proxyholders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC’s rules governing shareholder proposals.

By order of the Board of Directors.

John J. Jones,
Executive Vice President,
General Counsel and
Corporate Secretary

Dated: April   , 2002

RCN CORPORATION
105 CARNEGIE CENTER
PRINCETON, NJ 08540

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to RCN Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you DO NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RCN001 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RCN CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE PROPOSALS.

Nominees: 01) Alfred S. Fasola
02) Edward S. Harris
03) Richard R. Jaros
04) Timothy J. Stoklosa
05) Michael B. Yanney

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

____

Vote On Proposals

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE AS TO ANY OR ALL PROPOSALS, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL(S).

To consent to electronic distribution of proxy materials in the future, please mark this box, provide e-mail address on the reverse side and sign below. ☐

For change of address and/or comments, please mark this box, and provide comments on the reverse side. ☐

Please sign exactly as your name(s) appear on proxy. If held in joint tenancy, all persons must sign. Trustees, Administrators, etc. should include title and authority.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

RCN CORPORATION
105 Carnegie Center
Princeton, New Jersey 08540
PROXY – Annual Meeting of Shareholders – May 16, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any contrary proxy previously given, hereby appoints David C. McCourt, Timothy J. Stoklosa, and John J. Jones, and each of them, his true and lawful agents and proxies, with full power of substitution and, revocation, to vote as indicated on the reverse side, all the Common Stock of the undersigned in RCN CORPORATION (the "Company") entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Hyatt Regency Princeton, 102 Carnegie Center, Princeton, New Jersey, 08540, on May 16, 2002 at 11:00 a.m., local time, and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2002 Annual Meeting. If the undersigned is a participant in the RCN Savings and Stock Ownership Plan and/or the Employee Stock Purchase Plan ("Savings Plans"), then the undersigned hereby directs the respective trustees of the applicable Savings Plans to vote all shares of RCN Common Stock in the undersigned's Savings Plan account(s) at the aforesaid Annual Meeting and at any adjournment or postponement thereof, all as set forth in the related notice and proxy statement for the 2002 Annual Meeting.

This proxy also delegates discretionary authority with respect to any other matter as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Change of Address and/or Comments

____

____

E-mail: _______________________________________

(If you noted any comments above, please check the corresponding box on the reverse side.)

(See Voting Instructions on Reverse Side)